                                                      Confidential Treatment

                                                                EXHIBIT 10.8






                             COAL TRANSPORTATION
                                  AGREEMENT


                                   Between


                        BIRCHWOOD POWER PARTNERS, L.P.


                                     And


                             ER&L-BIRCHWOOD, INC.

                    For the Birchwood Cogeneration Project


                    SEI Birchwood Contract No. 6709-P-004
                                               ----------

                              TABLE OF CONTENTS

ARTICLE 1.      Definitions...................................  1
        1.1.    Definitions...................................  1
        1.2.    Other Definitions.............................  4

ARTICLE 2.      TERM..........................................  4
        2.1.    25-Year Term..................................  4
        2.2.    Build-Up Period...............................  4
        2.3.    Anticipated Commercial Operation Date.........  4
                2.3.1.  Power Agreement Is Terminated -
                    Reinstated or Renegotiated................  4
                2.3.2.  Commercial Operation Date Not Met ....  5
        2.4.    Effect of Continuation Under Power
                   Agreement..................................  5
        2.5.    Effect of the Termination of a Coal
                   Supply Agreement...........................  5
        2.6.    Filing with the ICC...........................  6
        2.7.    Effect of Termination.........................  7

ARTICLE 3.      TRANSPORTATION RATES AND ESCALATION...........  7
        3.1.    Rates.........................................  7
        3.2.    Quarterly Adjustments of Rates................  7
        3.3.    Notice to ERLB of Price Redetermination.......  7
        3.4.    Special Adjustments Agreement.................  7

ARTICLE 4.      VOLUME REQUIREMENT............................  8
        4.1.    100% Requirement..............................  8
        4.2.    Liquidated Damages............................  8
        4.3.    Non-Hazardous Materials.......................  8

ARTICLE 5.      BILLS AND PAYMENTS............................  9
        5.1.    Billing and Payment...........................  9
        5.2.    Time of Billing and Payment...................  9
                5.2.1.  Coal..................................  9
                5.2.2.  Late Payment..........................  9
                        5.2.2.1.  Undisputed
                                Transportation Charges........  9
                        5.2.2.2.  Disputed Transportation
                                Charges.......................  9

ARTICLE 6.      TRANSPORTATION................................  9
        6.1.    Tender........................................  9
        6.2.    Railcars and Locomotives...................... 10
        6.3.    Shipment; Tariffs, Etc........................ 10
        6.4.    Schedules..................................... 10
        6.5.    Unacceptable Shipments........................ 10
                6.5.1. Shipments Rejected for Failure by
                       Underlying Carrier..................... 10
                6.5.2. Shipments Rejected for Failure to
                       Meet Coal Specifications............... 10
        6.6.    Weighing by Carrier........................... 11
        6.7.    Placement at the Facility..................... 11
        6.8.    Demurrage..................................... 11

                6.8.1  Unit Train Shipments...................  11
                6.8.2  Straggler Cars Shipments...............  12
        6.9.    Loading and Unloading.........................  12
        6.10.   Reclassification of Track.....................  12

ARTICLE 7.      FORCE MAJEURE.................................  13
        7.1.    Effect of Force Majeure.......................  13
        7.2.    Events Not Included...........................  13
        7.3.    No Automatic Extension........................  14

ARTICLE 8.      TERMINATION, REMEDIES.........................  14
        8.1.    Termination Upon Default......................  14
        8.2.    Effect of Termination.........................  15
        8.3.    Nonwaiver.....................................  15
        8.4.    No Consequential, etc. Damages................  15

ARTICLE 9.      MISCELLANEOUS PROVISIONS......................  15
        9.1.    Entire Agreement..............................  15
        9.2.    Notices.......................................  15
        9.3.    Choice of Law.................................  16
        9.4.    Counterparts..................................  16
        9.5.    Confidentiality...............................  16
        9.6.    Assignment....................................  17
        9.7.    Arbitration...................................  17


Attachment A                    Other Origins

Attachment B                    Determination of Quarterly
                                  Adjustments

Attachment C                    Rail Facilities at Site

                         COAL TRANSPORTATION AGREEMENT

                         BIRCHWOOD COGENERATION PROJECT

         THIS COAL TRANSPORTATION AGREEMENT (the "Agreement"), dated as of the 22nd day of July, 1993 is between BIRCHWOOD POWER PARTNERS, L.P., a Delaware limited partnership ("BPP"), and ER&L-BIRCHWOOD, INC., a Delaware corporation ("ERLB").

         WHEREAS, BPP plans to design, finance, build, own, operate and maintain a coal-fired cogeneration facility (the "Facility") in King George County, Virginia (such undertaking referred to as the "Project");

         WHEREAS, AgipCoal Holding USA, Inc., Laurel Creek Co., Inc., Rockspring Development, Inc. and AgipCoal Sales USA, Inc. (collectively, the "Coal Supplier") and BPP have entered into or shall enter into a coal purchase contract (the "Coal Supply Agreement") to provide a supply of coal for the Facility;

         WHEREAS, BPP and ERLB desire that ERLB arrange for rail transportation of the coal from the Coal Supplier to the Facility, and ERLB is willing to arrange for such transportation;

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                             ARTICLE 1. DEFINITIONS


         1.1.  Definitions.  The following shall have the meanings indicated:

         Anticipated Commercial Operation Date - November 29, 1996.

         BPP. Birchwood Power Partners, L.P., a Delaware Limited partnership, its successors and assigns.

         Buildup Period. The period of time immediately prior to the Commercial Operation Date during which the Facility accumulates coal for test burns and start-up testing and in anticipation of full commercial operation.

         Coal.  The Coal purchased for the Facility.

         Coal Base Transportation Rate.  The rate provided in Section 3.1.

         Coal Supplier. AgipCoal Holding USA, Inc., Laurel Creek Co., Inc., Rockspring Development, Inc. and AgipCoal Sales USA, Inc., their successors and assigns.

       Coal Supply Agreement. The agreement for the supplying of coal to the Facility as previously defined in the recitals hereto.

       Commercial Operation Date. The first day following the day SEI Birchwood, Inc., or its assignee notifies Virginia Power that the Facility is available for dispatch as provided in the Power Purchase and Operating Agreement between SEI Birchwood, Inc. and Virginia Electric and Power Company.

       Construction Contract. The contract for the engineering, procurement and construction of the Facility, as such contract may be amended, supplemented or replaced, from time to time.

       CSXT.  CSX Transportation, Inc., a Virginia corporation.

       Destination Carrier.  The rail carrier serving the Facility.

       ERLB. ER&L-Birchwood, Inc., a Delaware corporation, its successors and assigns.

       Event of Default.  A default under this Agreement as provided in
Section 8.1.

       Facility. The cogeneration Facility to be located in King George County, Virginia, which BPP intends to build and operate and which will have the capability to generate approximately 220 net megawatts of electricity and provide process steam to one or more industrial users.

       Financing Documents. Those documents which provide for the construction and/or permanent financing of the Project.

       GDP-IPD. The second release of the quarterly gross domestic product implicit price deflator published by the Bureau of Economic Analysis of the U.S. Department of Commerce in the Survey of Current Business, Table 7.13, Line # 1.

       Hazardous Materials. All pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes proscribed under any applicable Federal, State, local or foreign statute, law, regulation, ordinance, rule, judgment, order or decree including, without limitation, the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et. seq., the Federal Clean Water Act, as amended, 33 U.S.C. Section 1251, et. seq., the Federal Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq., and the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq.

       ICC.  The Interstate Commerce Commission.

         Index Factor.  The price indexing factor set forth in Article 3.

         Locomotive Lease Agreement. The Locomotive Lease Agreement between CSXT and BPP including all appendices and all amendments thereto that may be made from time to time.

         Mines. Coal Supplier's coal mines and rail car loading facilities which shall supply the coal under the Coal Supply Agreement.

         Party or Parties.  BPP and/or ERLB as appropriate.

         Power Agreement. The Power Purchase and Operating Agreement dated as of July 13, 1990 between SEI Birchwood, Inc. and Virginia Electric and Power Company, including all appendices and all amendments thereto that may be made from time to time.

         Prime Rate. The rate announced publicly from time to time by Citibank, N.A., New York, New York as its prime rate.

         Project. The planning, designing, financing, building, operation and maintenance of the Facility.

         Railcar. A railroad car suitable for loading at the Mines and unloading at the Facility.

         Senior Lenders. Those lenders providing senior debt financing for the Project and holding a first mortgage or similar security interest in the Project.

         Special Adjustments Agreement. The Special Adjustments Agreement dated as of even date herewith by and among Agip Coal Holdings USA, Inc., Laurel Creek Co., Inc., Rockspring Development, Inc., AgipCoal Sales USA, Inc., ER&L-Birchwood, Inc. and Birchwood Power Partners, L.P.

         Straggler Car. The Railcars of a unit train of coal, but delivered after the unit train is tendered to the Facility, due to a cause not attributable to the Facility and subject to Section 6.8.2.

         Substantial Completion. The date upon which the Facility meets the criteria for substantial completion or similar event or act as set forth in the Construction Contract.

         Ton.  A short ton or two thousand (2,000) pounds (avoirdupois).

         Underlying Carrier. CSXT, the Destination Carrier, or any other carrier by rail providing transportation of Coal to the Facility.

         Unit Train. A train with 90 loaded cars of Coal or such other number of cars as required by the Underlying Carrier for unit trains.

         Virginia Power.  Virginia Electric and Power Company.

         1.2. Other Definitions. Other terms in this Agreement whose initial letters are capitalized and which are not otherwise defined herein shall have the respective meanings given to such terms in the Power Agreement.


                                ARTICLE 2. TERM

         2.1. 25-Year Term. Subject to earlier termination as hereinbelow provided in this Agreement, the term of this Agreement shall commence on the date of its execution and shall continue for a period of twenty-five (25) years following the Commercial Operation Date; provided, however, that this Agreement shall continue to apply to any shipment loaded and tendered to ERLB prior to the end of the twenty-five (25) years, but delivered after such date. BPP shall notify ERLB in writing of the Commercial Operation Date within thirty
(30) days of BPP becoming aware of such date.

         2.2. Build-Up Period. This Agreement shall also apply to any transportation of Coal arranged by ERLB for the Facility during the Build-Up Period. BPP shall give ERLB not less than thirty (30) days' prior notice of each of the dates on which any of the shipments of Coal will be tendered to ERLB by the Coal Supplier during this Build-Up Period.

         2.3. Anticipated Commercial Operation Date. The Anticipated Commercial Operation Date under the Power Agreement is November 29, 1996, provided, that SEI Birchwood, Inc. or its assignee under the Power Agreement is entitled to delay the Commercial Operation Date until November 24, 1997.

         2.3.1.  Power Agreement Is Terminated - Reinstated or Renegotiated.
In the event the Power Agreement is terminated either before or after the Commercial Operation Date, BPP and ERLB shall each have the right exercisable in its discretion to terminate this Agreement upon thirty (30) days' written notice served on the other; provided however, that if ERLB exercises such right and within the thirty (30) day period following BPP's receipt of such termination notice, BPP notifies ERLB in writing that BPP intends to reinstate the Power Agreement or to negotiate a new power agreement with Virginia Power, then such termination notice from ERLB shall be deemed withdrawn and ERLB shall not be entitled to terminate this Agreement for a six (6) month period starting as of the date of the aforesaid termination of the Power Agreement. If the Power Agreement is reinstated on or before the end of the six (6) month period described in the immediately preceding sentence, this Agreement shall remain in effect. Alternatively, if a new power agreement is negotiated and executed with Virginia Power on or before the end of such six (6) month period this Agreement shall remain in effect, provided, however, if either ERLB or BPP believes, in its reasonable discretion, that such new power agreement will have an adverse economic effect on ERLB or BPP, as the case may be, ERLB or BPP may terminate this Agreement on thirty (30) days' written notice to the other.

         2.3.2. Commercial Operation Date Not Met. In the event the Commercial Operation Date is not achieved by November 24, 1997, ERLB and BPP shall each have the right, at its sole election, to terminate this Agreement upon thirty (30) days' written notice to the other; provided, however, that if within the thirty (30) day period following BPP's receipt of any such termination notice from ERLB under this Section 2.3.2, BPP provides ERLB written notice that BPP intends to achieve the Commercial Operation Date on or before November 24, 1998, the aforesaid termination notice from ERLB shall be deemed withdrawn and this Agreement shall remain in effect. In the event the Commercial Operation Date is not achieved by November 24, 1998, and BPP or ERLB reasonably believes that the Commercial Operation Date will not occur before November 24, 1999, ERLB or BPP, at its sole election, may terminate this Agreement by giving written notice of termination to the other.

         2.4. Effect of Continuation Under Power Agreement. If BPP continues to provide service under the Power Agreement beyond the twenty-five
(25) year term provided in Section 2.1, the following shall apply: (i) If the continuation is voluntary or agreed to by BPP and if the Parties mutually agree in writing, this Agreement shall continue for a similar length of time. (ii) If the continuation is required by the Power Agreement or automatically continued under Section 18.1(a) of the Power Agreement, this Agreement shall continue for the same length of time as the Power Agreement and both Parties shall continue to be bound thereby, provided that nothing in this Section 2.4 shall require that this Agreement shall extend more than 10 years beyond the period of 25 years from the Commercial Operation Date provided in Section 2.1.

         2.5.      Effect of the Termination of a Coal Supply Agreement.
(a) If the Coal Supply Agreement terminates for any reason before the end of the term of this Agreement, BPP and ERLB shall use their best efforts for a period of six (6) months following notice from BPP to ERLB of such termination (or anticipated termination) to secure a replacement coal supply agreement with a coal supplier(s) or provider(s) located on the CSXT system, for the balance of the 25-year period then remaining on this Agreement. If within such six-month period BPP does not secure a new coal supply agreement under which the sum of (i) the price for coal and (ii) the cost of transportation of coal under this Agreement is equal to or less than the then applicable Fuel Compensation Price which BPP is entitled to receive under the Power Agreement, then BPP shall be free to arrange for an alternative coal supply and coal transportation arrangements outside of the CSXT system and to terminate this Agreement on written notice to ERLB; provided, however, if the sum of (x) the price of coal and (y) the cost of transportation on such alternative system is also greater than the then applicable Fuel Compensation Price which BPP is entitled to receive under the Power Agreement, BPP will provide ERLB an opportunity of ten (10) business days to match such total price prior to finalizing such alternative arrangement and terminating this Agreement. During the period from termination of the Coal Supply Agreement and until BPP has secured a new coal supply or terminates this Agreement under this Section 2.5, BPP shall be free to purchase coal on the spot market from CSXT served origination points and elect to pay the transportation rates set forth on Attachment A hereto.

                 (b) In the event that the Coal Supply Agreement is terminated before the end of the term of this Agreement and (i) BPP executes a replacement agreement with a supplier on the CSXT system or (ii) BPP selects a new origin on the CSXT system to supply coal to the Facility, at BPP's election ERLB will provide transportation from the new supplier(s) or provider(s) or from that new origin to the Facility at a rate which is consistent with the rate schedule provided in Attachment A, provided, however, that nothing herein shall require ERLB to provide or continue transportation service from an origin which is on an abandoned line of railroad. Attachment A provides a schedule of rates from origins by CSXT rate district subject, however, to the provisions of
Section 3.2. In the event that a new origin is selected, the CSXT rate district and the corresponding transportation rate, as provided in Attachment A, will be determined and escalated according to the provisions of Section 3.2. Such escalated rate shall be the new coal transportation rate as provided in Section
3.1 and the new origin shall be substituted for the origin provided in Section 3.1.

         2.6. Filing with the ICC. Promptly upon execution of this Agreement, and in no event later than thirty (30) days after execution, ERLB shall enter into a railroad transportation contract with CSXT and any other necessary or desirable Underlying Carriers to transport Coal hereunder, shall arrange with CSXT to file an appropriate contract summary thereof with the ICC and shall take all necessary steps to cause the contract between ERLB and CSXT to be approved promptly by the ICC including, but not limited to, filing any supplemental information requested by the ICC and diligently contesting any challenge to ICC approval.

         2.7. Effect of Termination. Notwithstanding anything to the contrary contained in this Agreement, termination of this Agreement by BPP or ERLB pursuant to the provisions of Sections 2.3.1, 2.3.2, or 2.5 shall be without penalty or damages to either party.

                 ARTICLE 3. TRANSPORTATION RATES AND ESCALATION

         3.1. Rates. BPP shall pay and ERLB shall receive charges for the transportation of coal originating at Ten Mile Creek or Laurel (Baber), West Virginia, based on a rate ("Coal Base Transportation Rate") of:

                              $[xxx] net Ton as of
                                October 1, 1989

This rate includes the use of locomotives for handling and unloading of Railcars as provided by the Underlying Carrier pursuant to the Locomotive Lease Agreement and the use of Railcars.

         3.2. Quarterly Adjustments of Rates. The Coal Base Transportation Rate and the transportation rates provided in Attachment A hereto shall be adjusted, up or down, each quarter, by the same percentage and at the same time as the percentage change of the Fuel Compensation Price provided in Sections
10.4 through 10.13 of the Power Agreement, including any adjustment resulting from arbitration thereunder. An example of such adjustment is provided in Attachment B.

         3.3. Notice to ERLB of Price Redetermination. If a notice is served and negotiations or arbitration undertaken under the Power Agreement to redetermine the Fuel Compensation Price therein, BPP shall promptly advise ERLB in writing. BPP will allow ERLB to participate in the negotiation and/or arbitration process regarding adjustments to the Fuel Compensation Price under the Power Agreement, to the extent permitted by Virginia Power. BPP will not settle any negotiation or arbitration over the adjustment to the Fuel Compensation Price under the Power Agreement without first seeking input from ERLB and using reasonable best efforts to seek a consensus among ERLB, the Coal Supplier and BPP as to the terms of such settlement.

         3.4. Special Adjustments Agreement. The Parties agree that the Special Adjustments Agreement may alter the amount BPP shall pay to ERLB for transportation of Coal from the Coal Supplier to

------------
[xxx] These portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

the Facility, and that BPP will have no liability under this Agreement in the event BPP pays ERLB the amounts that may be determined under the Special Adjustments Agreement. The Parties agree that no dispute arising under the Special Adjustments Agreement shall relieve ERLB from performing its obligations and duties under this Agreement.

                         ARTICLE 4.  VOLUME REQUIREMENT

        4.1. 100% Requirement. Throughout the term of this Agreement, BPP shall ship pursuant to this Agreement one hundred percent (100%) of the Coal used at the Facility during said period, except to the extent that ERLB is unable to provide transportation because of a force majeure event as provided herein or due to an event of default by ERLB.

        4.2. Liquidated Damages. In the event BPP fails to ship under this Agreement one hundred percent (100%) of the Coal used at the Facility during the time this Agreement is in effect, except to the extent that ERLB is unable to provide transportation because of a force majeure event as provided herein or due to an event of default by ERLB, and except as provided in Section 4.1, BPP shall pay ERLB [xxx] dollars ($[xxx]) a ton for the difference between the number of tons that should have been shipped under this Agreement and the number of tons actually shipped. Such payments shall be liquidated damages and not a penalty. It is agreed that ERLB's actual damages would be uncertain as to amount and difficult to ascertain. Such payments shall be due and payable within forty-five (45) days after the end of each calendar quarter in which BPP failed to ship one hundred percent (100%) of the Coal. After said forty-five (45) days said amount shall bear interest at the Prime Rate plus two percent (2%) per annum until paid. The rate provided herein for determining liquidated damages is provided as of January 1, 1993. It shall be adjusted in the same manner and at the same time as rates are adjusted under Section 3.2.

                 Within fifteen (15) days after the end of each calendar quarter if the Facility has used any coal other than Coal transported under this Agreement, BPP shall notify ERLB of the amount of such coal and the reason for using it. BPP's records pertaining to all Coal received shall be retained for three (3) years and such records and the certifications shall be subject to audit by ERLB not more than once per year.

         4.3. Non-Hazardous Materials. BPP shall endeavor to provide in its agreement with any coal supplier supplying coal to the Facility which is transported as provided in this Agreement that such coal supplier shall not tender any shipment which contains any Hazardous Material and that such coal supplier will indemnify and hold harmless ERLB and any carrier of such coal

------------
[xxx] These portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

from any and all claims, damages, civil penalties, fines, expenses and fees, including, but not limited to, attorneys' and experts' fees, which arise from the tender of any shipment to the Facility which contains Hazardous Material.


                         ARTICLE 5. BILLS AND PAYMENTS

         5.1. Billing and Payment. All bills for services hereunder shall be billed by ERLB and paid by BPP by check or, at BPP's option, electronically by wire transfer of immediately available funds.

         5.2.     Time of Billing and Payment.

         5.2.1. Coal. On or after the date of delivery of a shipment of Coal to the Facility, ERLB shall provide an invoice for said shipment to BPP. Payment of invoice by BPP must be made within the fifteen (15) day period allowed by the ICC's credit requirements, except that for a period of two (2) years following the first delivery of coal under the Coal Supply Agreement BPP shall be entitled to pay within thirty (30) days after invoice. BPP shall make payment as provided in Section 5.1.

         5.2.2. Late Payment. If BPP does not effect payment as required herein, the payments due shall bear interest at the following rates through the date of payment.

         5.2.2.1. Undisputed Transportation Charges. Undisputed transportation charges and related charges for services such as demurrage and storage charges, extra switching, spotting or respotting, re-railing or wreck train service, weighing or reweighing and reconsignment charges, shall bear interest at the Prime Rate plus two percent (2%) for the first ninety (90) days after the bill is due and the Prime Rate plus four percent (4%) thereafter.

         5.2.2.2. Disputed Transportation Charges. Transportation charges and related charges for services as listed in Section 5.2.2.1, which are the subject of a bona fide dispute between the Parties shall bear interest at the Prime Rate plus two percent (2%) per annum through the date of payment for a ninety (90) day period from the date of resolution of the dispute and at the Prime Rate plus four percent (4%) per annum thereafter.

                           ARTICLE 6. TRANSPORTATION

         6.1. Tender. BPP shall require by contract or otherwise that Coal suppliers will tender Coal in Railcars at loading facilities located at the Mines or at other CSXT-served coal-loading facilities. Tender of a shipment shall include making it available to the Underlying Carrier accompanied by proper shipping documentation to allow transportation and delivery. Upon tender, ERLB shall be responsible for transporting the Coal in accordance with the terms of this Agreement.

         6.2. Railcars and Locomotives. ERLB shall arrange at its sole cost and expense for the Railcars which will transport the Coal as provided in this Agreement. The railcars shall be of the proper type (bottom dump), in good operating order and free of extraneous material. BPP shall require by contract or otherwise that Coal suppliers will inspect the Railcars prior to loading and that they shall reject any Railcar delivered which is not suitable for loading. BPP will not incur or be charged any additional costs or expenses in the event the Coal Supplier rejects any Railcars which are not suitable. ERLB shall also arrange for CSXT to provide locomotives at ERLB's cost and expense for handling and unloading of Railcars pursuant to the Locomotive Lease Agreement.

         6.3. Shipment; Tariffs, Etc. All shipments transported pursuant to this Agreement shall be loaded and shipped in accordance with the Underlying Carrier loading requirements and weight limitations that may be published from time to time by the Underlying Carrier or Underlying Carriers in its or their tariffs, circulars, rules, or similar documents.

         6.4. Schedules. Prior to the twentieth (20th) day of each month, BPP will provide ERLB with an estimated monthly schedule indicating the anticipated quantities of Coal to be transported pursuant to this Agreement in the next succeeding month. Actual requirements will be based primarily on dispatch by Virginia Power, and BPP shall endeavor to provide schedules and shipments of approximately equal amounts of Coal, as the case may be, on a month-to-month basis, subject to prudent utility operating practices.

         6.5.      Unacceptable Shipments.

         6.5.1. Shipments Rejected for Failure by Underlying Carrier. In the event a shipment loaded in Railcars and not yet unloaded at the Facility is not acceptable because of any cause directly attributable to a failure to provide transportation as required herein, including, but not limited to, loss or damage to a shipment, BPP may refuse to accept delivery of such Railcars, provided the Parties shall use their best efforts to mitigate such loss or damage.

         6.5.2. Shipments Rejected for Failure to Meet Coal Specifications. In the event a shipment loaded in Railcars and not yet unloaded at the Facility is not acceptable because the Coal fails to meet the specifications provided in the Coal Supply Agreement, BPP may refuse to accept delivery of such Railcars, provided that BPP shall be responsible, with or without the concurrence of the Coal Supplier, to arrange for the disposition of the Coal. Any demurrage, storage, rerouting, reconsignment or salvage associated with BPP's refusal shall be subject to the Underlying Carrier's tariffs, circulars, rules and regulations and BPP shall reimburse ERLB for any charges incurred thereby.

         6.6. Weighing by Carrier. ERLB shall arrange with the Underlying Carrier to weigh all loaded Railcars, and the weights determined by the Underlying Carriers shall be used for billing purposes, provided if an Underlying Carrier has an arrangement with the Coal Supplier for the use of Mine weights, such weights shall be used. If the Underlying Carrier which weighs the Railcars provides a separate or extra charge for weighing, BPP shall reimburse ERLB for any such charges. If BPP requests any re-weighing of cars, loaded or empty, or similar service, ERLB shall use its best efforts to arrange for such service and BPP shall reimburse ERLB for its expenses incurred, including but not limited to the railroad's re-weighing charges.

         6.7. Placement at the Facility. Subject to the execution of a Sidetrack Agreement between BPP and CSXT, ERLB shall arrange with the Underlying Carrier(s) for the placement of trainload shipments of Coal, including locomotives, on private industrial delivery tracks at the Facility designated by BPP. After delivery onto BPP's private industrial track, the trains will be manned by crews which BPP shall provide. BPP warrants that the crews will be fully and adequately trained and thoroughly familiar with the Destination Carrier's equipment, safety rules and practices and will fully indemnify the carriers and ERLB for any damage arising from train operations while a train is in BPP's control or possession.

         6.8.    Demurrage.

         6.8.1. Unit Train Shipments. Subject to the exceptions hereafter provided, twenty-four (24) hours' free time will be allowed for unloading all Railcars in unit train shipments, except as to Straggler Cars. Free time will begin at the time of actual or constructive placement of the train onto BPP's private industrial tracks on the Facility premises, together with locomotives provided by CSXT under the Locomotive Lease Agreement. Actual placement is made when Railcars are placed at the private industrial track at the Facility's premises designated by BPP as the delivery tracks. If such actual placement is prevented due to any cause attributable to BPP, the Railcars shall be considered constructively placed. When the Railcars are held short of the Facility, notice shall be sent or given BPP in writing, by telephone, by telecopy, or in a manner otherwise agreed to, that shipments are held under constructive placement. After expiration of the free time, BPP shall be assessed and pay detention charges of [xxx] dollars ($[xxx]) per

------------
[xxx] These portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

car per day (twenty-four (24) hours), or fraction thereof, including Saturdays, Sundays and holidays for each Railcar until the last Railcar is unloaded and released to the Destination Carrier, provided that when at the time of actual or constructive placement lading is frozen so as to require heating, thawing or loosening to unload, the twenty-four (24) hours' free time for unloading will be extended an additional twenty-four (24) hours, and provided, further, charges shall not accrue for time when BPP is prevented from unloading due to CSXT's act or omission. BPP shall, prior to the expiration of five (5) days after the date on which car or cars were released, send or give the Destination Carrier's agent a written statement stating by Railcar initial and number, the day or days during which any time was expended in heating, thawing or loosening the lading to unload the Railcar or Railcars, or in which BPP was unable to unload due to CSXT's act or omission. It is understood that for operating and cost reasons all Railcars of the unit train must be transported at one time and, therefore, demurrage charges shall be assessed as to all Railcars in a shipment until the last Railcar is unloaded and released, except in the case of "bad order" Railcars, which will not be required to be unloaded and released in order to avoid or end demurrage charges. Unloading and release requires notice by BPP given to authorized personnel of the Destination Carrier in writing, by telephone, telecopy or in a manner otherwise agreed to in writing, that cars are unloaded and available to the Destination Carrier. Railcars will be considered released on the date and time the notice is received by the Destination Carrier. Such notice must include the identity of BPP, the person furnishing data and the train symbol. The charges provided herein shall escalate at the same time and by the same method as detention and/or demurrage charges of the Underlying Carrier are escalated. It is understood that said charges currently are published in freight tariff ICC CSXT 8200.

         6.8.2 Straggler Cars Shipments. BPP shall pay ERLB any amount arising from demurrage assessed by the Underlying Carrier for demurrages which arise under such carrier's published charges in effect from time to time as to shipments of coal in Straggler Cars. The charges provided herein shall escalate at the same time and by the same method as demurrage rates of the Underlying carrier are escalated.

         6.9. Loading and Unloading. BPP shall promptly unload shipments of Coal at the Facility pursuant to the Destination Carrier's rules and practices.

         6.10. Reclassification of Track. ERLB shall use its reasonable best efforts with CSXT to convert the rail facilities, as identified on Attachment C hereto, to an industrial spur for use by BPP as part of BPP's coal unloading operations prior to Financial Closing. Assuming such conversion is accomplished, ERLB shall obtain CSXT's written agreement at the time of such conversion that CSXT shall maintain at CSXT's cost and expense such converted industrial spur in a suitable condition during the term of this Agreement.

                            ARTICLE 7. FORCE MAJEURE

         7.1. Effect of Force Majeure. Neither Party shall be responsible or liable for or deemed in breach or default under this Agreement because of any delay in the performance of, or inability to perform, its respective obligations hereunder due solely to circumstances beyond the reasonable control of the Party experiencing such delay, or inability to perform, including, but not limited to, acts of God; unusually severe weather conditions; strikes or other labor difficulties; war; riots; requirements, actions or failures to act on the part of governmental authorities preventing performance; inability despite due diligence to obtain required licenses, permits and approvals; change of law; failure or faulty design of major equipment which could not reasonably be detected by prudent industry operating practices; or fire (such causes hereinafter called "Force Majeure"); provided that:

                (a) The non-performing Party gives the other Party, within forty-eight (48) hours of the non-performing Party becoming aware of the occurrence, written notice describing the particulars of the occurrence;

                (b) The suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure;

                (c) The non-performing Party uses all reasonable efforts to remedy its inability to perform;

                (d) When the non-performing Party is able to resume performance of its obligations under this Agreement, that Party shall give the other Party written notice to that effect;

                (e) The Force Majeure was not caused by or connected with any negligent or intentional acts, errors, or omissions, or failure to comply with any law, rule, regulation, order or ordinance or for any breach or default of this Agreement; and

                (f) The Force Majeure was not attributed to normal wear and tear of materials and equipment.

         7.2.   Events Not Included.  The term Force Majeure does not include
(i) governmental action that affects a Party's cost or availability of supplies or the demand for a Party's goods or services, or (ii) changes in market conditions that affect a Party's cost or availability of a Party's supplies or the demand for a Party's goods or services. In addition, Force Majeure does not include unavailability of equipment, inability to obtain or renew permits, labor strikes or slowdowns of employees specifically following the Commercial Operations Date, or failure or unavailability of transportation, transmission or distribution capability, unless same is caused by an occurrence which would fit the definition of Force Majeure in this Article 7.

         7.3. No Automatic Extension. In no event will any condition of Force Majeure extend the term of this Agreement. If any condition of Force Majeure delays a Party's performance for a time period greater than eighteen
(18) months, the other Party may terminate this Agreement, without further obligation, or extend such period at its sole discretion if the Party delayed by such Force Majeure is exercising due diligence in its efforts to cure the condition of Force Majeure.

                        ARTICLE 8. TERMINATION, REMEDIES

         8.1 Termination Upon Default. Subject to Section 7 above, either Party may terminate this Agreement, effective upon written notice of termination to the other Party, upon an occurrence of an Event of Default of the other Party. An Event of Default as to any Party shall mean the following:

                 (a) Failure by such Party to perform any material obligations under this Agreement, including, but not limited to, failure to pay transportation charges, if such failure continues uncorrected sixty (60) days after notice thereof from the other Party;

                 (b)    Dissolution of such Party; or

                 (c) The filing of a petition for relief as to such Party as debtor or bankrupt under the Bankruptcy Code of 1978 or like provision of law of any jurisdiction (except if such petition is contested by such Party and has been dismissed within sixty (60) days); insolvency of such Party as finally determined by a court proceeding; filing by such Party of a petition or application to accomplish the same or for the appointment of a receiver or a trustee for such Party or a substantial part of its assets; commencement of any proceedings relating to such Party under any other reorganization, arrangement, insolvency, adjustment of debt or liquidation law of any jurisdiction, whether now in existence or hereinafter in effect, either by such Party or by another, provided that if such proceeding is commenced by another, such Party indicates its approval of such proceeding, consents thereto or acquiesces therein, or such proceeding is contested by such Party and has not been finally dismissed within sixty (60) days.

         8.2. Effect of Termination. Except as provided in Section 8.4, upon termination of this Agreement pursuant to Section 7.1, Effect of Force Majeure, neither Party (unless such termination was because of the occurrence of an Event of Default relating to it) shall have any further liability or obligation to the other Party hereunder, except that each Party shall remain liable to the other with respect to any charges which arose prior to such occurrence and with respect to any Event of Default as to such Party prior to such termination, and the provisions of Section 9.7 shall survive termination.

         8.3. Nonwaiver. The specifications of remedies herein shall not be deemed to exclude the Parties from any other legal or equitable remedies they may have with respect to this Agreement. Failure on the part of any Party to exercise any remedies upon default hereunder for any period or periods shall not operate as an estoppel, or as a waiver, or prevent it at any subsequent time from electing to exercise any rights as to any subsequent default hereunder.

         8.4. No Consequential, etc. Damages. Neither Party shall be liable for indirect, consequential, special or punitive damages as a result of an Event of Default under Article 8.


                      ARTICLE 9. MISCELLANEOUS PROVISIONS

         9.1. Entire Agreement. This Agreement contains the entire agreement of the Parties relating to its subject matter, and supersedes all prior and contemporaneous negotiations, undertakings and agreements, written or oral, between the Parties relating to such subject matter. This Agreement shall not be amended or modified, and no waiver of any provision hereof shall be effective, unless set forth in a written instrument authorized and executed by all the Parties hereto with the same formality as this Agreement.

         9.2. Notices. Notices under this Agreement shall be in writing and shall be effective when delivered to an officer of a Party, sent by mail, postage prepaid, or sent by facsimile transmission. If to BPP, such notices shall be addressed:

                          Birchwood Power Partners, L.P.
                          c/o SEI Birchwood, Inc.
                          Suite 400
                          100 Ashford Center, North
                          Atlanta, GA 30338
                          Attention: President
                          Facsimile No: (404) 393-9871

or at any subsequent address of which BPP may notify ERLB in writing. If to ERLB, such notice shall be addressed to:

                          ER&L-Birchwood, Inc.
                          c/o Energy Resources & Logistics, Inc.
                          550 Water Street
                          Jacksonville, Florida 32202-4057
                          Facsimile No: (904) 366-5358

or at a subsequent address of which ERLB may notify BPP in writing.

         9.3. Choice of Law. This Agreement shall be deemed to be a contract made under, and for all purposes shall be construed in accordance with, the laws and judicial decisions of the Commonwealth of Virginia. For the purposes hereof, BPP and ERLB hereby submit to the jurisdiction of the state and federal courts in Virginia.

         9.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         9.5. Confidentiality. Each Party shall retain all information obtained hereunder in strict confidence and shall not use or disclose it to any person or entity not a party hereto, (a) except for any information which (i) is at the time of such disclosure known to the public or thereafter becomes so known, through no violation by such Party of this Agreement; (ii) such Party can demonstrate that such information was in its possession prior to disclosure hereunder, or under any prior agreements or negotiations between the Parties hereto; or (iii) is required by law to be so disclosed; and (b) BPP may provide a copy of this Agreement to the purchasers of electricity and steam to be generated by the Facility, under a written confidentiality agreement as long as all pricing information is deleted from the Agreement so provided, and (c) ERLB may provide such information to CSXT so long as CSXT maintains the confidentiality of such information. Notwithstanding the foregoing, if any Party communicates information to a third party, including but not limited to affiliates, lenders, lessors, attorneys, consultants and other representatives the disclosing Party shall be responsible for such third party's disclosures. The provisions of this Section 9.5 shall survive termination of this Agreement for a period of three (3) years.

         9.6. Assignment. Any Party may assign its benefits under this Agreement to a corporation or other entity which is owned by the assignor or by a corporation or other entity which owns or controls all of the capital stock or other equity interests of the assignor, (ii) to any entities which require such assignment in connection with the financing of the acquisition, rehabilitation or construction of the Facility, and (iii) by BPP to any purchaser or other successor of the Facility; provided, however, that the assignee executes a written assumption of the obligations of the assignor hereunder and delivers it to the nonassigning Party to this Agreement, and provided further, that the assignor shall not thereby be released from its obligations hereunder. Otherwise, no Party hereto may assign all or any part of its benefits or burdens under this Agreement, in whole or in part, by operation of law or otherwise, except with the prior written consent of the other Party. The benefits and burdens of this Agreement shall inure to and be binding upon the legal representatives, successors and assigns of the Parties hereto.

         9.7. Arbitration. The Parties hereto agree that any disputes arising under this Agreement shall be resolved by arbitration, following the procedures of the American Arbitration Association, and each shall be deemed bound by the award. Each Party consents to the entry of judgment by any court having jurisdiction in the matter in accordance with the decision of the arbitrator. Any other provisions of this Agreement notwithstanding, any arbitration award resulting from arbitration under this Section 9.7 shall bear interest starting at the time set by the award initially at a rate of the Prime Rate plus two percent (2%) through the date of payment. If the award does not set such a time, interest on the award shall start on the date of the award and shall initially be at a rate of the Prime Rate plus two percent (2%) through the date of payment. After the first fifteen (15) days after any arbitration award, it shall bear interest at the Prime Rate plus four percent (4%) through the date of payment. Unless otherwise agreed by the Parties, all arbitration proceedings shall be held in confidence and the arbitrator(s) selected shall agree to maintain the confidentiality of all information submitted in the arbitration.

         9.8 Non-Recourse. Notwithstanding any other provision of this Agreement, no partner, affiliate, parent corporation, shareholder, officer, director, agent or employee of BPP or any partner of BPP shall have any personal liability for the payment or performance of any of BPP's obligations under this Agreement, and in furtherance thereof ERLB agrees to look solely to BPP and BPP's assets to satisfy any and all claims of liability or damages against BPP arising out of this Agreement or the relationship created hereby.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

ER&L-BIRCHWOOD, INC.                BIRCHWOOD POWER PARTNERS, L.P.
                                    by SEI BIRCHWOOD, INC.,
                                       a General Partner


By: /s/ Derrick W. Smith            By: /s/ R.S. Shepard
   ---------------------------         ------------------------------
        Derrick W. Smith            Title: Vice President
                                          ---------------------------
Title:  General Manager

                                                                    ATTACHMENT A


                  RATES FOR UNIT TRAIN TRANSPORTATION OF COAL
                      FROM ALTERNATIVE ORIGIN DISTRICTS TO
                          THE BIRCHWOOD POWER FACILITY
                           EFFECTIVE OCTOBER 1, 1989




ORIGIN
RATE DISTRICT                                      TRANSPORTATION RATE
-------------                                      -------------------
[S]                                                      [C]
Belington                                                $[xxx]
Clarksburg                                                [xxx]
Cumberland-Piedmont East                                  [xxx]
Cumberland-Piedmont West                                  [xxx]
Fairmont                                                  [xxx]
Elk River North                                           [xxx]
Elk River South                                           [xxx]
Gauley Middle                                             [xxx]
Gauley North                                              [xxx]
Gauley South                                              [xxx]
Grafton                                                   [xxx]
Mountain                                                  [xxx]
Big Sandy                                                 [xxx]
Kanawha                                                   [xxx]
New River                                                 [xxx]


Rates shall be adjusted as provided in Section 3.2 of the Agreement. Size of shipment and other loading and transportation requirements shall be subject to CSX Transportation, Inc.'s rules and regulations in effect at time of shipment.

As information, the current CSXT origins are provided in current CSXT Origin Rate Districts. Origin Rate Districts are subject to change.




------------
[xxx] These portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

                                                                   ATTACHMENT B



              EXAMPLE OF THE ADJUSTMENT TO THE BASE TRANSPORTATION
                RATE DESCRIBED IN SECTION 3.2 OF THIS AGREEMENT



Base Assumptions:

     EBCI = Eastern Bituminous Coal Index as used in Article 10 of the Power Agreement

              Base Transportation Rate as of 10/01/89                   [xxx]

              Base EBCI Value (2nd Quarter 1989)                       147.7

              Assumed EBCI Value (First Quarter 1997)                  171.17


Therefore:

              EBCI escalated Transportation Rate
              for the 3rd Quarter 1997 is:
                   ($[xxx]) X (171.17-1)/(147.7-1)                      [xxx]
                                                                        -----






------------
[xxx] These portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

                                                                ATTACHMENT C

                        DESCRIPTION OF RAIL FACILITIES


                                  [DIAGRAM]



Approximately 2.2 miles of the railroad track facilities between Route 601 and the Industrial Switch for serving the BPP Facility shall be the focus of ER&LB's reclassification efforts as described in Section 6.10 of this Agreement.